ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE July 19, 2024

CORRECTION - ACME UNITED REPORTS 29% INCREASE IN NET INCOME FOR

SECOND QUARTER OF 2024

SHELTON, CT – July 19, 2024 – In a release issued under the same headline earlier today by Acme United Corporation (NYSE American: ACU), please note that in the "CONDENSED CONSOLIDATED STATEMENTS OF INCOME" table, the "Net sales" figure for "Three Months Ended June 30, 2023" should be "53,336", not "55,336" as previously stated, due to a typographical error. No other numbers or calculations were affected. The net sales figure for the three months ended June 30, 2023, was correctly stated as $53.3 million in the opening paragraph of the original release. The corrected release follows:

Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended June 30, 2024 were $55.4 million compared to $53.3 million in the second quarter of 2023, an increase of 4%. Excluding the impact of the Camillus and Cuda hunting and fishing product lines sold on November 1, 2023, net sales for the second quarter of 2024 increased 8% compared to the second quarter of 2023. Net sales for the six months ended June 30, 2024 were $100.4 million, compared to $99.2 million in the same period in 2023, an increase of 1%. Excluding Camillus and Cuda, net sales for the six months increased 5% compared to the same period in 2023.

Net income was $4.5 million, or $1.09 per diluted share, for the quarter ended June 30, 2024, compared to $3.4 million, or $0.96 per diluted share, for the same period in 2023, an increase of 29% in net income and 14% in diluted earnings per share. Net income for the six months ended June 30, 2024 was $6.1 million, or $1.47 per diluted share, compared to $4.4 million, or $1.25 per diluted share, for the same period in 2023, an increase of 37% in net income and 18% in diluted earnings per share.

On May 23, 2024, the Company acquired the assets of Elite First Aid, Inc. (“Elite First Aid”), a leading supplier of tactical, trauma and emergency response products based in Wake Forest, North Carolina. Elite First Aid had revenues in 2023 of approximately $4.2 million.

Chairman and CEO Walter C. Johnsen said, “Sales in the second quarter of 2024 were strong. We had significant market share gains and sales growth in first aid. Revenues of Westcott cutting tools increased due to gains in the craft market and growth in back-to-school sales. Our underlying growth was approximately 8% in the quarter after taking into account the revenues of the hunting and fishing lines which were sold last year to enhance our focus on Acme United’s primary product lines.”

Mr. Johnsen continued, “We are excited about our acquisition of Elite First Aid, which has significantly strengthened our emergency response product line and expanded our customer base. We also intend to offer the Elite First Aid products to our existing customer base in the coming quarters. I am gratified that the expansion of our product line will enhance our ability to help save lives in trauma situations.”

For the three months ended June 30, 2024, net sales in the U.S. segment increased 5% compared to the same period in 2023. Excluding Camillus and Cuda, net sales for the second quarter of 2024 increased 10% compared to the second quarter of 2023 mainly due to market share gains across multiple product lines. For the six months ended June 30, 2024, net sales in the U.S. segment increased 2% compared to the same period in 2023. Excluding Camillus and Cuda, net sales for the six months increased 6% compared to the same period in 2023.

European net sales for the three months ended June 30, 2024 increased 4% in U.S. dollars and 5% in local currency compared to the second quarter of 2023. Excluding Camillus and Cuda, net sales for the second quarter of 2024 increased 9% compared to the second quarter of 2023. Net sales for the six months ended June 30, 2024 increased 5% in both U.S. dollars and local currency compared to the first half of 2023. Excluding Camillus and Cuda sales for the six months, net sales increased 8% compared to the same period in 2023. The sales increase for both periods was due to market share gains in the office channel.

Net sales in Canada for the three months ended June 30, 2024 decreased 7% in both U.S. dollars and local currency compared to the same period in 2023. Excluding Camillus and Cuda, net sales for the second quarter of 2024 decreased 4% compared to the second quarter of 2023. Net sales for the six months ended June 30, 2024 decreased 7% in both U.S. dollars and local currency compared to the first half of 2023. Excluding Camillus and Cuda, net sales for the six months decreased 2% compared to the same period in 2023. Sales of school and office products have been impacted by a soft economy.

Gross margin was 40.8% in the three months ended June 30, 2024 versus 37.5% in the comparable period last year. Gross margin was 39.9% for the six month period ended June 30, 2024, compared to 36.6% for the same period in 2023. The increases in the three and the six-month periods ending June 30, 2024 were primarily due to productivity improvements in the Company’s manufacturing and distribution facilities.

The Company’s bank debt less cash as of June 30, 2024 was $33.1 million compared to $47.5 million as of June 30, 2023. During the twelve-month period ended June 30, 2024, the Company paid approximately $6.1 million for the acquisition of the assets of Elite First Aid Inc., distributed $2.1 million in dividends on its common stock and generated approximately $8.5 million in free cash flow. Additionally, the Company realized net proceeds from the sale of the Camillus and Cuda product lines of approximately $13.0 million.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, July 19, 2024, at 12:00 p.m. ET. To listen or participate in a question and answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13747775. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, DMT®, Med-Nap and Elite First Aid. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) the continuing adverse impact of inflation, including product costs, and interest rates; (iv) potential adverse effects on the Company, its customers, and suppliers resulting from the conflicts in Ukraine and the Middle East; (v) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, including trucker shortages, port closures or otherwise; (vi) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (vii) currency fluctuations including, for example, the fluctuation of the dollar against the euro; (viii) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (ix) changes in client needs and consumer spending habits; (x) the impact of competition; (xi) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (xii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (xiii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2024
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2024	June 30, 2023

Net sales	$55,425	$53,336
Cost of goods sold	32,798	33,314
Gross profit	22,627	20,022
Selling, general, and administrative expenses	16,252	14,772
Operating income	6,375	5,250
Interest expense	578	860
Interest income	(39)	(28)
Interest expense, net	539	832
Other income, net	(28)	(23)
Total other income, net	(28)	(23)
Income before income tax expense	5,864	4,441
Income tax expense	1,412	998
Net income	$4,452	$3,443

Shares outstanding - Basic	3,679	3,555
Shares outstanding - Diluted	4,088	3,591

Earnings per share - Basic	$1.21	$0.97
Earnings per share - Diluted	1.09	0.96

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2024 (cont.)
(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2024	June 30, 2023

Net sales	$100,382	$99,175
Cost of goods sold	60,358	62,872
Gross profit	40,024	36,303
Selling, general, and administrative expenses	31,090	28,865
Operating income	8,934	7,438
Interest expense	1,054	1,779
Interest income	(72)	(45)
Interest expense, net	982	1,734
Other income, net	(72)	(46)
Total other income, net	(72)	(46)
Income before income tax expense	8,024	5,750
Income tax expense	1,935	1,318
Net income	$6,089	$4,432

Shares outstanding - Basic	3,664	3,548
Shares outstanding - Diluted	4,143	3,548

Earnings per share - Basic	$1.66	$1.25
Earnings per share - Diluted	1.47	1.25

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
SECOND QUARTER REPORT 2024
(Unaudited)

Amounts in 000's	June 30, 2024	June 30, 2023

Assets:
Current assets:
Cash and cash equivalents	$3,791	$3,401
Accounts receivable, net	40,074	39,796
Inventories	56,621	55,944
Prepaid expenses and other current assets	5,662	4,330
Total current assets	106,148	103,471

Property, plant and equipment, net	30,570	27,263
Operating lease right of use asset	5,176	2,374
Intangible assets, less accumulated amortization	31,647	27,969
Other assets	-	750
Total assets	$173,541	$161,827

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$10,319	$10,724
Operating lease liability - short term	1,589	1,122
Mortgage payable - short term	429	411
Other accrued liabilities	15,656	13,013
Total current liabilities	27,992	25,271
Long term debt	26,419	39,979
Mortgage payable - long term	10,073	10,485
Operating lease liability - long term	3,684	1,407
Other non-current liabilities	1,415	1,033
Total liabilities	69,583	78,175
Total stockholders' equity	103,958	83,652
Total liabilities and stockholders' equity	$173,541	$161,827